Exhibit 10.02
Form of
FY06 Executive Supplemental Incentive Plan
This FY 06 Executive Supplemental Incentive Plan (“Plan”) of Symantec Corporation (“Symantec”) is effective as of July 2, 2005. The Board of Directors reserves the right to alter or cancel all or any portion of the Plan for any reason at any time.

Job Category:	___________________________ (“Participant”)

Purpose:	To recognize the increased responsibility and workload encountered in the successful integration of Veritas Software Corporation (“Veritas”) with Symantec.

Bonus Target:	The target supplemental incentive bonus for the position of ___under this Plan is ___%* of the bonus amount payable under the FY 06 Executive Annual Incentive Plan — ___, provided that such bonus shall not be less than $___.*

Bonus Payments:	The supplemental incentive bonus will be paid once annually. Payment will be made within six weeks of the financial close of the fiscal year. Any payment made under this Plan is at the sole discretion of the Board of Directors. Payment will be subject to applicable payroll taxes and withholdings.

Components:	Two performance metrics* will be used to determine the amount of the supplemental incentive bonus:

Metric	Weighting	FY06 Targets
Corporate Revenue
Corporate Earnings per Share

Achievement Schedule:	The established threshold must be exceeded for the applicable performance metric before the bonus applicable to such performance metric will be paid. This Plan is uncapped.

FY06 Revenue Growth Targets	% Payout	FY06 EPS Targets	% Payout
Please see the performance table chart for more detailed information.

Symantec Corporation	Proprietary	1

Discretionary Bonus:	In addition to the bonus payment described above, Participant will be eligible for an additional bonus (the “Discretionary Bonus”) based upon the contribution Participant has made to the integration of Symantec and Veritas. The amount of the Discretionary Bonus, if any, will be recommended by John Thompson to the Compensation Committee of the Board of Directors, which shall have the discretion to approve, disapprove or modify the amount of the Discretionary Bonus recommend by Mr. Thompson. The Discretionary Bonus will be a minimum of 0% and a maximum of 50% of the Bonus.

Pro-ration:	The calculation of the supplemental incentive bonus will be based on eligible base salary earnings for the fiscal year and, subject to the eligibility requirements below, will be pro-rated based on the number of days participant is employed as a regular, full-time employee of Symantec during the fiscal year.

Eligibility:	The Plan participant must be a regular, full-time employee of Symantec at the end of the fiscal year in order to be eligible to receive the supplemental incentive bonus. If Symantec grants an interim payment for any reason, the participant must be a regular, full-time employee of Symantec at the end of that performance period in order to receive such payment. A participant who leaves before the end of the fiscal year will not be eligible to receive the supplemental incentive bonus or any pro-ration thereof.

Exchange Rates:	The performance metrics will not be adjusted for any fluctuating currency exchange rates. Actual growth numbers will be used.

Acquisition:	In the event of an acquisition or purchase of products or technology, the Compensation Committee of the Board of Directors may adjust the Revenue Growth and Earnings per Share Targets to reflect the potential impact upon the Symantec’s financial performance.

Plan Provisions:	This Plan is adopted under the Symantec Senior Executive Incentive Plan effective as of April 3, 2004 and approved by Symantec’s stockholders on August 21, 2003.

This Plan supersedes the FY06 Supplemental Executive Annual Incentive Plan adopted July 19, 2005, which is null and void as of the adoption of this Plan. This Plan is in addition to the FY06 Executive Annual Incentive Plan.

Participation in the Plan does not guaranty participation in other or future incentive plans.

The Board of Directors reserves the right to alter or cancel all or any portion of the Plan for any reason at any time. The Plan shall be administered by the Compensation Committee of the Board of Directors (the “Administrator”), and the Administrator shall have all powers and discretion necessary or appropriate to administer and interpret the Plan.

The Board of Directors reserves the right to exercise its own judgment with regard to company performance in light of events outside the control of management and/or participant.
* See Annex A

Symantec Corporation	Proprietary	2

Annex A
2006 Executive Supplemental Incentive Plan
Additional Material Terms
Under the terms of the Executive Supplemental Incentive Plans, executive officers who were executive officers of Symantec prior to the acquisition of VERITAS are eligible to receive performance-based incentive bonuses equivalent to the bonuses payable under, and upon terms substantially similar to, the Executive Incentive Plans. Symantec’s chief executive officer is not eligible to participate under the Executive Supplemental Incentive Plan. The supplemental incentive bonuses will be in addition to the incentive bonuses payable under the Executive Incentive Plans.
The target payouts under the supplemental incentive plans are 40% to 100% of a participant’s annual base salary. The actual bonus amounts for all executive officers other than Symantec’s Vice President of Finance and Chief Accounting Officer, and Symantec’s Senior Vice President, Business Unit, are subject to the following metrics and weighting: (a) achievement of targeted revenue growth of the combined company (50% weighting); and (b) achievement of targeted earnings per share growth of the combined company (50% weighting). The actual bonus amounts for Symantec’s Vice President of Finance and Chief Accounting Officer and Symantec’s Senior Vice President, Business Unit, are subject to an individual objectives metric (30% weighting and 40% weighting, respectively) in addition to the revenue and earnings per share metrics described above (weighted at 35% each and 30% each, respectively).
The plans do not include minimum guaranteed payments except for Thomas Kendra, Executive Vice President World Wide Sales, in the amount of $750,000. In addition, the supplemental incentive bonus may be increased up to a maximum of 50% of the calculated bonus amount for any participant, based on the executive officer’s impact on and contributions to the integration of Symantec and VERITAS.

Symantec Corporation	Proprietary	3